swab plus CANADA
LIQUID FILLED COTTON SWABS
100 DRUMLIN CIRCLE #201 CONCORD ONTARIO L4K-3E6 TEL: 905-482-7922 FAX: 905-738-4245 WEB: WWW.SWABPLUS.COM

SUPPLY AND LICENSE AGREEMENT

This Agreement is made this _10 th__ day of _September_, 2003__, by and between Swabplus Canada Inc, an Ontario, Canada Corporation ("Swabplus Canada"), hereinafter "Seller", and _

AMS Homecare Inc. ("AMSH"), hereinafter "Buyer", 1360 – Cliveden Avenue, Delta, B.C., V3M 6K2.

WITNESSETH:

Whereas, ___AMSH__ is a marketer and manufacturer of branded consumer products, and desires Swabplus Canada to produce and deliver certain patented technology for certain of its product (or it's private label products).

Whereas, Swabplus Canada has agreed to manufacture, package, and ship certain products to __AMSH____ in accordance with the terms of this agreement.

AGREEMENT:

In consideration of the covenants set forth below, and for other goods and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1. Definitions. In addition to any other definitions appearing in this Agreement, the following words and phrases shall, for purposes of this Agreement, have the following meanings (with any term or phrase referred to in the singular to include the plural and vice versa as the context requires):

"Agreement" means this supply Agreement, as amended from time to time in accordance with the provisions hereof.

"Effective date" means the date of this Agreement.

"Technology" means Swabplus's patented liquid filled cotton swab technology or delivery system, and any improvements or enhancements thereof that are developed during the term, provided, however, that if such improvements or enhancements result in a higher cost of production, then the productions cost increase shall be passed on to ___ amsh____ in accordance with exhibit A.

"amsh' means ams homecare Canada Inc.

"Territory" means North America for amsh branded product manufactured by swabplus, and the entire world for OEM products branded by amsh' s brand. The exclusivity granted here in shall not apply to any products produced by Swabplus which are not AMSH branded.

2. This agreement will be null and void if no product and prices are mutually agreed on or Purchase orders not received by Swabplus Canada by December 31, 2003. Product and price. (See exhibit A)

3. In the event Buyer wishes to assert a claim for an alleged defective product, Buyer must do so within 30 days of Buyer's receipt of shipment. After 30 days have passed, Buyer will be deemed to have approved the shipment for all purposes, and to have accepted it as delivered.

4. Seller is not liable for any losses or claims occasioned by the negligent use, or misuse, or Seller's product by any Party, or consumer. Seller specifically will not be held to indemnify of hold Buyer harmless from any such claims. Seller's sole liability will be for manufacturing defects. The extent of Seller's liability shall be limited to refund of the purchase price paid by Buyer and Seller will not be liable for Buyer's claims of lost profits, damage to business relations or reputation, legal costs, or the like.

5. Right to Purchase

A. Provided that __AMSH___orders, and pays for the minimum purchase quantity set forth herein, Swabplus Canada will supply at least that minimum number of units and up to ___300000____ units per annum, all at the price(s) and terms set forth herein, on a non-exclusive basis. For quantities greater than __300000___ units per annum, Swabplus Canada must have received at least five months advance notice to guarantee timely delivery on a monthly basis to _AMSH_ on a monthly basis. Notice should be provided in writing or by email. If the minimum purchase quantities are not met base on a yearly basis by __AMSH_, Swabplus Canada Inc. has the legal right to terminate the service agreement.

B. _AMSH__ will pay 50 % of the first order at the time of the making of the order, and 50 % with two (2) weeks of receipt of the order. Thereafter, payment terms shall be net thirty (30) days from date of receipt of invoice, unless the parties otherwise agree in writing. Orders will be confirmed by __AMSH__ Standard form of purchase order.

C. _AMSH shall pay 5 % of it's yearly sales derived from Swabplus manufactured related product for AMSH, for the national marketing advertisement support program, print add, TV or Radio commercials to support the AMSH brand related to swabplus manufactured product for AMS

6. The term of this Agreement shall run from effective date until October 30, 2006 provided that all parties sign this Agreement prior to the start date, and all conditions of this agreement are met.

7. Any extensions of this Agreement will be on a yearly basis, and be subject to all of the terms and conditions of this Agreement. Both parties have to agree to the extension in writing and to be executed by both parties with an amendment document for the extension.

8. There are no warranties, express or implied, except as set forth herein. Any warranties implied "by law" or statute, are expressly waived.

9. This Agreement is limited to the products mutually agreed on. This Agreement shall not be interpreted or construed so as to prevent Swabplus Canada from selling, distributing, or promoting its own product lines, or product lines similar to AMSH under different labels.

10. All products are sold on an F.O.B. basis, which is not merely a financial term, but is also an essential term, and delivery term, of this contract.

11. Buyer covenants and agrees that Buyer will not present itself as the agent or representative of Seller. Buyer shall have no power to act for Seller, or to make representations in Seller's behalf.

12. Waiver of Breach. Failure to insist upon strict compliance with any of the terms of this Agreement shall not be deemed a waiver of such term nor shall any waiver or relinquishment of any right under this Agreement at any time be deemed a waiver or relinquishment of such right at any other time.

13. Amendments and Modification. This Agreement may be amended or modified only by a written instrument executed by both Parties, which expressly refers to this Agreement, and expressly states that it is intended to amend or modify this Agreement.

14. Venue. The venue for the resolution of any dispute between these parties shall be Toronto, Ontario. In the event Swabplus Inc., of Pomona, California is named as a party defendant in any action, then the parties consent to, and agree to, venue in the State of California in either the Central District of California in the Federal Court, or in the State Court in Los Angeles County.

15. Severability. In the event that one or more of the provisions of this Agreement are ever invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed severable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16. Counter Parts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts shall have been signed by each Party and delivered to the other Party. The undersigned represent and warranty that they are duly authorized by the Parties to enter into and sign this Agreement and by such signatures do bind the Parties to the terms of this Agreement.

17. Advice of Counsel. The Parties to this Agreement have had the opportunity to consult legal counsel as to their rights and liabilities prior to executing this Agreement and have done so to the extent they have desired.

18. This Agreement is limited to the products on the attached exhibit "A" list. This Agreement shall not be interpreted or construed so as to prevent Swabplus Canada from selling, distributing, or promoting its own product lines, or product lines similar to AMSH under different labels.

In witness whereof, the parties have executed this agreement as of the day and year first written above.

Swabplus Canada Inc.	__ AMS Homecare Canada Inc
By: ____________________	By:
Name: __Garry Tsaur____	Name: ___ Ms. Rani Gill __
Title: ___CEO_____	Title: __ President _

EXHIBIT A

PACKAGING

1. AMSH IS RESPONSIBLE FOR IT'S OWN ART WORK ON LABELS OR PAPER CARTONS WHICH EVER IS APPLICABLE.
2. AMSH IS RESPONSIBLE FOR IT'S OWN REGULATORY WORK.
3. AMSH IS RESPONSIBLE FOR IT'S OWN PRINTING AND MANUFACTURING OF IT OWN BRANDED LABELS AND PAPER CARTONS.
4. AMSH IS RESPONSIBLE FOR SHIPPING FROM SWABPLUS CALIFORNIA PLANT TO IT'S OWN FACILITY.

5. SWABPLUS CANADA INC. WILL BE RESPONSIBLE TO PROVIDE OUR PATENTED TECHNOLOGY SWABS WITH OUR LIQUID FORMULATIONS PACKAGED IN IT'S OWN PLASTIC CASING, ALL LABOR AND PROCESS, AND THE MASTER AND INNER CARTONS READY FOR SHIPPING FOR THE FINISHING PRODUCT.

PRICING

TO BE MUTALLY NEGOTIATED AND CONFIRM AT A LATER DATE.

PRODUCTS

- 3 STEP FIRST AID KIT
- MINI FIRST AID KIT
- SENIOR AND ELDERLY ORAL SWAB.
- SENIOR AND ELDERLY FOOT SWAB.
- SENIOR AND ELDERLY ANESTHETIC SWAB.

MINIMUM PURCHASE QUANTITIES

YEAR	MINIMUM PURCHASE QUANTITY
1	MINIMUM _100000_ UNITS OF ANY PRODUCTS SKU.
2	AT LEAST _150000 _ UNITS OF ANY PRODUCTS SKU.
3	AT LEAST _2000000 _ UNITS OF ANY PRODUCTS SKU.